Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS

DALLAS--(BUSINESS WIRE)—February 26, 2024-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the fourth quarter of 2023. For the quarter, the Company generated a net income of $22 million, or $0.04 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $149 million, or $0.31 per diluted share for the fourth quarter of 2023.

FOURTH QUARTER AND FULL YEAR 2023 HIGHLIGHTS

•4Q Net Production(2): ~66,000 barrels of oil equivalent per day (boepd), representing ~12% growth year over year; Net sales of ~73,000 boepd

•4Q Revenues: $508 million, or $75.64 per boe (excluding the impact of derivative cash settlements)

•4Q Production expense: $104 million, or $15.46 per boe

•4Q Capital expenditures: $281 million

•1P reserves of ~280 mmboe as of December 31, 2023, representing a 104% replacement rate ratio

•Assumed operatorship and a greater working interest at Yakaar-Teranga offshore Senegal

•Tiberius infrastructure-led exploration (ILX) oil discovery offshore U.S. Gulf of Mexico

•Maintained AAA rating with MSCI

Commenting on the Company’s 2023 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “In 2023, we continued to advance our key development projects, which aim to deliver around 50% production growth from the second half of 2022. The start-up of Jubilee Southeast was a major step toward achieving this goal and, in the coming months, we expect production to begin at Winterfell in the Gulf of Mexico followed by first gas at Greater Tortue Ahmeyim offshore Mauritania and Senegal.

“Beyond advancing our development projects, we also strengthened our portfolio of low cost, lower carbon investment opportunities. We delivered a significant oil discovery at Tiberius in the Gulf of Mexico, which added an attractive short-cycle oil development to our portfolio. Kosmos also assumed operatorship and a larger working interest at Yakaar-Teranga, which is a key asset in Senegal’s ‘Gas-to-Power’ and ‘Gas-to-Industry’ initiatives.

“As we pursue these operated developments, as well as other projects in our organic portfolio, we are confident in our ability to deliver growth through the decade while generating strong cash flow. This is expected to strengthen our balance sheet, help us achieve our leverage targets, while providing flexibility around future capital allocation opportunities including returns to shareholders.

“Kosmos is well-positioned to create value for shareholders. We have a clear strategy, top-quality assets with greater than 20 years of 2P reserves/production life, multiple growth catalysts, and an important role in enabling a just and orderly energy transition in the countries where we work.”

FINANCIAL UPDATE

Kosmos exited the fourth quarter of 2023 with approximately $2.4 billion of total long-term debt and approximately $2.3 billion of net debt(1) and available liquidity of approximately $0.7 billion. The Company generated net cash provided by operating activities of approximately $294 million and free cash flow(1) of approximately $(27) million in the fourth quarter.

Net capital expenditure for the fourth quarter of 2023 was $281 million, higher than expected primarily due to the accelerated timing of long-lead equipment purchases for the Equatorial Guinea infill and ILX drilling program.

Net capital expenditures for 2024 are expected to be approximately $700-$750 million, weighted towards the first half of the year as the Ghana drilling campaign concludes and the Winterfell and Tortue projects progress to startup. Our 2024 guidance reflects higher than anticipated subsea expenses at Torture Phase 1 following the replacement of the previous subsea contractor that failed to perform its contractual obligations. BP, on behalf of the partner group, has initiated the process under its agreement with the original subsea contractor to recover the losses incurred. The partnership will seek to recover the maximum recoverable damages in binding arbitration. We estimate Kosmos’ net share of the recoverable damages to be up to $160.0 million.

RESERVES UPDATE

At year-end 2023, Kosmos had 1P reserves of approximately 280 million barrels of oil equivalent (boe), representing a 1P reserves to production ratio of around 12 years and a reserve replacement ratio of 104%, primarily as a result of increased reserve recognition at Jubilee. 2P reserves as of year-end 2023 are approximately 520 million boe, representing a 2P reserves-to-production ratio of over 20 years. 2P reserves do not include any recognition for the Tiberius and Yakaar-Teranga discoveries with changes being driven by 2023 production as well as reduced future activity on TEN. Kosmos’ year-end reserves on all assets have been independently evaluated by Ryder Scott.

OPERATIONAL UPDATE

Production

Total net production(2) in the fourth quarter of 2023 averaged approximately 66,000 boepd representing a ~12% increase compared to the fourth quarter of 2022. Production during the quarter was impacted by reduced water injection at Jubilee, which has since been resolved. Production is expected to rise through the year with additional wells at Jubilee coming online and the startup of the Winterfell and Tortue LNG projects. The Company exited the quarter in a net overlift position of approximately 0.2 million barrels.

Ghana

Production in Ghana averaged approximately 43,300 boepd net in the fourth quarter of 2023. Kosmos lifted four cargos from Ghana during the quarter, in line with guidance.

At Jubilee (38.6% working interest), oil production in the fourth quarter averaged approximately 92,400 bopd gross with two water injection wells brought online. In 2024, one new producer well and one injector well were brought online in early 1Q with three additional wells expected online in the coming months before we expect the current rig contract to end.

FPSO reliability remains high at approximately 99% year to date and water injection is currently at record levels of approximately 285,000 barrels of water per day (bwpd). This compares with ~150,000 bwpd in the fourth quarter and ~160,000 bwpd over 2023. At current water and gas injection rates, we expect 100% voidage replacement in 2024, providing the necessary pressure support to maintain elevated production levels.

At TEN (20.4% working interest), production averaged approximately 18,500 bopd gross for the fourth quarter in line with expectations.

The partnership has submitted a draft amended plan of development (“PoD”) for a high-graded activity set at TEN and a combined gas sales agreement for Jubilee and TEN to the Government of Ghana for approval. An interim gas sales agreement for Jubilee associated gas has been extended through May 2024 at a price of $2.95/mmbtu while discussions are ongoing on a longer-term agreement. In the fourth quarter, Ghana gas production net to Kosmos was approximately 5,800 boepd.

As a result of negative proved oil and gas reserve revisions at TEN, driven by a reduction in the partnership’s development work scope for the TEN Fields and well performance, we recorded impairment charges of $222.3 million for the year ended December 31, 2023. The impairment charges resulted in a full impairment of the remaining book value of TEN reducing the carrying value of the TEN Fields to zero. Jubilee 1P reserve additions more than offset the downward revision to TEN 1P reserves during the period.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 13,900 boepd net (~81% oil) during the fourth quarter, in line with guidance.

The Winterfell development continues to progress with the first of three wells completed in the fourth quarter and the second well completed in the first quarter of 2024. First production is expected early in the second quarter of 2024 with the third well to follow later this year.

As announced in October 2023, the Tiberius ILX well in Keathley Canyon, block 964, encountered approximately 250 feet (~75 meters) of net oil pay in the primary Wilcox target. The Tiberius well is located in approximately 7,500 feet (2,300 meters) of water and was drilled to a total vertical depth of approximately 25,800 feet (7,800 meters). Initial fluid and core analysis supports the production potential of the Tiberius development wells, with characteristics analogous with similar nearby discoveries in the Wilcox trend.

Kosmos is now working with partners on subsea development options with a sanction decision for a phased tie-back development targeted later this year. The discovery is located approximately 6 miles southeast of the Lucius production facility (operated by Occidental, a partner in Tiberius) enabling a short tie-back. In the Gulf of Mexico Lease Sale 261, Kosmos and Occidental were awarded three blocks nearby to Tiberius, including an existing oil discovery, Logan.

The Odd Job subsea pump project, planned to sustain long-term production from the field, was ~90% complete at quarter end. The project remains on track to be in service by mid-2024.

At Kodiak, workover plans for the Kodiak 3 well have been developed and are expected to commence around the middle of 2024.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 24,800 bopd gross and 8,700 bopd net in the fourth quarter. Kosmos lifted one cargo from Equatorial Guinea during the quarter, in line with guidance.

The 2023 Ceiba Field and Okume Complex development rig campaign commenced in the fourth quarter of 2023. The campaign initially completed one production well workover. However, as a result of safety issues with the drilling rig, the operator terminated the rig contract in early February 2024. The partnership is seeking to secure an alternative rig and drilling contractor to resume the work, which is planned to include the drilling of infill production wells in Block G and the Akeng Deep prospect in Block S. Given uncertainty on the timing of procuring a rig, we have not included production related to the drilling program in our 2024 guidance, although the partnership is eager to complete the campaign and drill the Akeng Deep ILX well as soon as possible in a safe, reliable, and environmentally sound manner.

Mauritania & Senegal

On Greater Tortue Ahmeyim, the project continues to make good progress. The following milestones have been achieved:

•Drilling: The operator has successfully drilled and completed all four wells with expected production capacity significantly higher than what is required for first gas.

•Hub Terminal: Construction work is complete, and handover to operations was completed in August 2023.

•Subsea: Significant progress has been made on the installation of the infield flowlines and subsea structures. Work re-commenced in the fourth quarter with completion expected at the end of the second quarter of 2024.

•FLNG: Construction was completed in the fourth quarter of 2023 and the vessel arrived on location offshore Mauritania/Senegal in the first quarter of 2024. Hookup work is now underway.

•FPSO: The vessel is currently in a shipyard in Tenerife for inspection and repair of the fairleads. Completion of this work and transit to the project site is expected early in the second quarter ahead of final hookup and commissioning.

The critical path to first gas, expected in the third quarter of 2024, continues to be through the arrival, hookup and commissioning of the FPSO. Timely execution of this workstream is expected to allow for first LNG in the fourth quarter.

In November 2023, Kosmos assumed operatorship and increased its working interest in Yakaar-Teranga to 90% (from 30%), with government approvals received in January 2024. Kosmos is working closely with Senegal's national oil company (PETROSEN) on pre-FEED work that prioritizes cost-competitive gas to the rapidly growing domestic market, combined with an offshore liquefied natural gas facility targeting exports into international LNG markets. Post completion of pre-FEED, Kosmos plans to farm down its interest in the second half of 2024 to around 33% working interest while retaining operatorship of the project.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2023 financial and operating results today, February 26, 2024, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues and other income:
Oil and gas revenue	$507,765	$509,916	$1,701,608	$2,245,355
Gain on sale of assets	—	50,000	—	50,471
Other income, net	42	3,806	(73)	3,949
Total revenues and other income	507,807	563,722	1,701,535	2,299,775

Costs and expenses:
Oil and gas production	103,800	125,792	390,097	403,056
Facilities insurance modifications, net	—	(1,003)	—	6,243
Exploration expenses	8,973	15,574	42,278	134,230
General and administrative	21,801	26,432	99,532	100,856
Depletion, depreciation and amortization	113,293	111,295	444,927	498,256
Impairment of long-lived assets	222,278	449,969	222,278	449,969
Interest and other financing costs, net	21,525	25,943	95,904	118,260
Derivatives, net	(31,034)	17,358	11,128	260,892
Other expenses, net	5,792	(7,734)	23,656	(9,054)
Total costs and expenses	466,428	763,626	1,329,800	1,962,708

Income (loss) before income taxes	41,379	(199,904)	371,735	337,067
Income tax expense (benefit)	19,698	(85,628)	158,215	110,516
Net income (loss)	$21,681	$(114,276)	$213,520	$226,551

Net income (loss) per share:
Basic	$0.05	$(0.25)	$0.46	$0.50
Diluted	$0.04	$(0.25)	$0.44	$0.48

Weighted average number of shares used to compute net income (loss) per share:
Basic	460,129	455,892	459,641	455,346
Diluted	483,252	455,892	481,070	474,857

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$95,345	$183,405
Receivables, net	120,733	119,735
Other current assets	206,635	165,581
Total current assets	422,713	468,721

Property and equipment, net	4,160,229	3,842,647
Other non-current assets	355,192	268,620
Total assets	$4,938,134	$4,579,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$248,912	$212,275
Accrued liabilities	302,815	325,206
Current maturities of long-term debt	—	30,000
Other current liabilities	3,103	6,773
Total current liabilities	554,830	574,254

Long-term liabilities:
Long-term debt, net	2,390,914	2,195,911
Deferred tax liabilities	363,918	468,445
Other non-current liabilities	596,135	553,530
Total long-term liabilities	3,350,967	3,217,886

Total stockholders’ equity	1,032,337	787,848
Total liabilities and stockholders’ equity	$4,938,134	$4,579,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating activities:
Net income (loss)	$21,681	$(114,276)	$213,520	$226,551
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	115,671	113,858	454,848	508,657
Deferred income taxes	(70,079)	(160,042)	(107,560)	(197,487)
Unsuccessful well costs and leasehold impairments	(36)	3,855	2,208	86,941
Impairment of long-lived assets	222,278	449,969	222,278	449,969
Change in fair value of derivatives	(24,118)	18,353	28,349	275,465
Cash settlements on derivatives, net(1)	(10,948)	(40,140)	(32,426)	(344,468)
Equity-based compensation	10,915	8,650	42,693	34,546
Gain on sale of assets	—	(50,000)	—	(50,471)
Loss on extinguishment of debt	—	—	1,503	192
Other	3,162	(4,159)	5,709	(10,099)
Changes in assets and liabilities:
Net changes in working capital	25,250	41,172	(65,952)	150,680
Net cash provided by operating activities	293,776	267,240	765,170	1,130,476

Investing activities
Oil and gas assets	(320,689)	(243,948)	(932,603)	(787,297)
Acquisition of oil and gas properties	—	(873)	—	(22,078)
Proceeds on sale of assets	—	50,000	—	168,703
Notes receivable from partners	(15,615)	(34,995)	(62,247)	(63,183)
Net cash used in investing activities	(336,304)	(229,816)	(994,850)	(703,855)

Financing activities:
Borrowings under long-term debt	—	—	300,000	—
Payments on long-term debt	—	(82,500)	(145,000)	(405,000)
Dividends	—	—	(166)	(655)
Other financing costs	(869)	—	(13,214)	(9,041)
Net cash provided by (used in) financing activities	(869)	(82,500)	141,620	(414,696)

Net increase (decrease) in cash, cash equivalents and restricted cash	(43,397)	(45,076)	(88,060)	11,925
Cash, cash equivalents and restricted cash at beginning of period	142,158	231,897	186,821	174,896
Cash, cash equivalents and restricted cash at end of period	$98,761	$186,821	$98,761	$186,821

(1)Cash settlements on commodity hedges were $(4.1) million and $(38.0) million for the three months ended December 31, 2023 and 2022, respectively, and $(16.4) million and $(327.9) million for the years ended December 31, 2023 and 2022.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Years ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (loss)	$21,681	$(114,276)	$213,520	$226,551
Exploration expenses	8,973	15,574	42,278	134,230
Facilities insurance modifications, net	—	(1,003)	—	6,243
Depletion, depreciation and amortization	113,293	111,295	444,927	498,256
Impairment of long-lived assets	222,278	449,969	222,278	449,969
Equity-based compensation	10,915	8,650	42,693	34,546
Derivatives, net	(31,034)	17,358	11,128	260,892
Cash settlements on commodity derivatives	(4,105)	(37,975)	(16,448)	(327,872)
Other expenses, net(2)	5,792	(7,735)	23,656	(9,055)
Gain on sale of assets	—	(50,000)	—	(50,471)
Interest and other financing costs, net	21,525	25,943	95,904	118,260
Income tax expense (benefit)	19,698	(85,628)	158,215	110,516
EBITDAX	$389,016	$332,172	$1,238,151	$1,452,065
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—	—	—	(15,723)
Pro Forma EBITDAX	$389,016	$332,172	$1,238,151	$1,436,342

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of December 31, 2023 and December 31, 2022:

	December 31,	December 31,
	2023	2022
Total long-term debt	$2,425,000	$2,270,000
Cash and cash equivalents	95,345	183,405
Total restricted cash	3,416	3,416
Net debt	$2,326,239	$2,083,179

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income (loss)	$21,681	$(114,276)	$213,520	$226,551

Derivatives, net	(31,034)	17,358	11,128	260,892
Cash settlements on commodity derivatives	(4,105)	(37,975)	(16,448)	(327,872)
Gain on sale of assets	—	(50,000)	—	(50,471)
Facilities insurance modifications, net	—	(1,003)	—	6,243
Impairment of long-lived assets	222,278	449,969	222,278	449,969
Other, net(2)	5,744	(7,557)	23,598	(8,719)
Impairment of suspended well costs	—	(2)	—	63,892
Loss on extinguishment of debt	—	—	1,503	192
Total selected items before tax	192,883	370,790	242,059	394,126

Income tax (expense) benefit on adjustments(1)	(65,763)	(146,094)	(75,608)	(133,171)
Impact of valuation adjustments and U.S. tax law changes	—	408	—	(12,336)
Adjusted net income	$148,801	110,828	379,971	475,170

Net income (loss) per diluted share	$0.04	$(0.25)	$0.44	$0.48

Derivatives, net	(0.06)	0.04	0.02	0.55
Cash settlements on commodity derivatives	(0.01)	(0.08)	(0.03)	(0.69)
Gain on sale of assets	—	(0.11)	—	(0.11)
Facilities insurance modifications, net	—	—	—	0.01
Impairment of long-lived assets	0.46	0.99	0.46	0.95
Other, net(2)	0.01	(0.02)	0.05	(0.01)
Impairment of suspended well costs	—	—	—	0.13
Loss on extinguishment of debt	—	—	—	—
Total selected items before tax	0.40	0.82	0.50	0.83

Income tax (expense) benefit on adjustments(1)	(0.13)	(0.32)	(0.15)	(0.28)
Impact of valuation adjustments and U.S. tax law changes	—	—	—	(0.03)
Adjusted net income per diluted share	$0.31	$0.25	$0.79	$1.00

Weighted average number of diluted shares	483,252	455,892	481,070	474,857

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Reconciliation of free cash flow:
Net cash provided by operating activities	$293,776	$267,240	$765,170	$1,130,476
Net cash used for oil and gas assets - base business	(204,177)	(74,483)	(541,665)	(318,382)
Base business free cash flow	89,599	192,757	223,505	812,094
Net cash used for oil and gas assets - Mauritania/Senegal	(116,512)	(169,465)	(390,938)	(468,915)
Free cash flow	$(26,913)	$23,292	$(167,433)	$343,179

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net Volume Sold
Oil (MMBbl)	5.937	5.985	20.385	22.012
Gas (MMcf)	4.155	0.961	13.737	4.076
NGL (MMBbl)	0.083	0.096	0.382	0.426
Total (MMBoe)	6.713	6.241	23.057	23.117
Total (Mboepd)	72.962	67.839	63.168	63.335

Revenue
Oil sales	$491,438	$502,032	$1,658,421	$2,201,199
Gas sales	14,793	5,702	35,307	29,504
NGL sales	1,534	2,182	7,880	14,652
Total oil and gas revenue	507,765	509,916	1,701,608	2,245,355
Cash settlements on commodity derivatives	(4,105)	(37,975)	(16,448)	(327,872)
Realized revenue	$503,660	$471,941	$1,685,160	$1,917,483

Oil and Gas Production Costs	$103,800	$125,792	$390,097	$403,056

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$82.78	$83.88	$81.35	$100.00
Average gas sales price per Mcf	3.56	5.93	2.57	7.24
Average NGL sales price per Bbl	18.48	22.73	20.61	34.39
Average total sales price per Boe	75.64	81.70	73.80	97.13
Cash settlements on commodity derivatives per Boe	(0.61)	(6.08)	(0.71)	(14.18)
Realized revenue per Boe	75.03	75.62	73.09	82.95

Oil and gas production costs per Boe	$15.46	$20.15	$16.92	$17.44

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately 0.2 million barrels as of December 31, 2023.

Kosmos Energy Ltd.
Hedging Summary
As of December 31, 2023(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2024:
Three-way collars	Dated Brent	4,000	$70.00	$45.00	$96.25
Three-way collars	Dated Brent	2,000	70.00	45.00	90.00
Two-way collars	Dated Brent	2,000	65.00	—	85.00
Two-way collars	Dated Brent	2,000	70.00	—	100.00

(1)Please see the Company’s filed 10-K for additional disclosure on hedging material. Includes hedging position as of December 31, 2023 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2024 Guidance

	1Q 2024	FY 2024 Guidance

Production(1,2)	65,000 - 68,000 boe per day	71,000 - 77,000 boe per day

Opex(3)	$16.50 - $18 per boe	~$15 - $17 per boe

DD&A	$18 - $20 per boe	$18 - $20 per boe

G&A(~60% cash)	$25 - $30 million	$100 - $120 million

Exploration Expense(4)	$10 - $15 million	$40 - $60 million

Net Interest Expense(5)	~$25 million	~$150 million

Tax	$10 - $12 per boe	$10 - $12 per boe

Capital Expenditure(6)	$275 - $325 million	$700 - $750 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)1Q 2024 cargo forecast – Ghana: 3 cargos / Equatorial Guinea 1 cargo. FY 2023 Ghana: 15 cargos / Equatorial Guinea 3 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 1Q 2024 forecast 14,000-15,000 boe per day. FY2024: 15,500-17,000 boe per day. Oil/Gas/NGL split for 2023: ~83%/~11%/~6%.
(3)FY24 opex excludes operating costs associated with Greater Tortue Ahmeyim, which are expected to commence later in the year and total approximately $115-130 million
(4)Excludes leasehold impairments and dry hole costs
(5)Includes impact of capitalized interest in 1H24 relating to Greater Tortue Ahmeyim development expenditure until first gas; 2H24 interest expense expected to be ~$50 million / quarter
(6)Excludes acquisitions/sales of oil & gas assets

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com